Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-275521 on Form S-1 of our report dated March 29, 2024 relating to the financial statements of MultiSensor AI Holdings, Inc., appearing in the Annual Report on Form 10-K of MultiSensor AI Holdings, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Houston, TX

March 29, 2024